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                                                                    EXHIBIT 99.2

                                MAGIC VALLEY BANK

                           INCENTIVE STOCK OPTION PLAN
                    (AS ADOPTED BY SNAKE RIVER BANCORP, INC.)

     1. PURPOSE. The purpose of this Incentive Stock Option Plan is to secure for Magic Valley Bank (the "Bank") and its stockholders the benefits of the incentive inherent in common stock ownership by die employees of the Bank who will be largely responsible for the Bank's future growth and continued financial success. It is intended that this purpose will be effected through the granting of stock options under the Plan.

     2.   DEFINITIONS.  For purposes of this Plan:

          (a)     "Bank" shall mean Magic Valley Bank.

          (b)     "Code" shall mean the Internal Revue Code of 1986, as amended.

          (c)     "Common Stock" shall mean the Bank's common stock.

          (d) "Disability" or "Disabled" shall mean a participant's permanent and total disability as defined in Section 22(e)(3) of the Code,

          (e) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (f)     "Fair Market Value" shall mean:

                  (1) The fair market value of a share of the Bank's common stock is the last sale price reported by any stock exchange on which the Bank's common stock is listed or by Nasdaq if the Bank's common stock is traded over the counter on the business day immediately preceding the date as of which fair market value is being determined or, if there were no sales of shares of the Bank's common stock reported by an exchange or by Nasdaq on such day, on the most recently preceding day on which there were sales, or

                  (2) the shares of the Bank's common stock are not listed on a stock exchange or admitted to trading on Nasdaq on the day as of which the determination is made, the amount determined by the Committee to be the fair market value of a share on such day.

          (g) "Retirement" shall mean termination of the employment of an employee with the Bank on or after (1) the employee's 65th birthday or (ii) the employee's 55th birthday if the employee has completed 10 years of service with the Bank.


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          (h)     "Option Period" shall mean the period of time set forth in paragraph 5(b)(3) hereof.

     3. ADMINISTRATION. The Plan shall be administered under the supervision of a committee (the "Committee") which shall be appointed by the Board of Directors of the Bank. The Committee shall consist of members of the Board who meet the definition of "Non-Employee Directors" under the provisions of the Exchange Act or rules or regulations promulgated thereunder. No member of the Committee shall be eligible to participate in the Plan or to receive an award of options under the Plan.

     The Committee, from time to time, may adopt rules and regulations for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

     The Committee shall maintain a written record of its proceedings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

     4. ELIGIBILITY. Options and awards may be granted only to present or future employees of the Bank. Any employee of the Bank shall be eligible to receive one or more options or awards under the Plan. Any director who is not an employee of the Bank and any member of the Committee, during the time of the member's service as such or thereafter, shall be ineligible to receive an option or award under the Plan.

     5. STOCK OPTIONS. Stock options under the Plan shall consist of incentive stock options under Section 422 of the Code.

     Each option shall be subject to the following terms and conditions:

          (a) Grant of Options. The Committee shall (1) determine in accordance with Section 422 of the Code the employees of the Bank to whom options may from time to time be granted, (2) determine the number of shares to be covered by each option so granted, (3) determine the terms and conditions (not inconsistent with the Plan) of any option granted hereunder, and (4) prescribe the form of the instruments necessary or advisable in the administration of options.

          (b) Terms and Conditions of Option. Any option granted under the Plan shall be evidenced by a Stock Option Agreement executed by the Bank and the optionee, in such form as the Committee shall approve, which agreement shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the Plan, and with the provisions of the Code applicable to incentive stock options, as the Committee shall prescribe:

                  (1) Number of Shares Subject to an Option. The Stock Option Agreement shall specify the number of shares of Common Stock subject to the Agreement.

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                  (2)   Option Price. The purchase price per share of Common
                        Stock purchasable under an option will be determined by the Committee but will be not less than the Fair Market Value of a share of Common Stock on the date of the grant of such option.

                  (3) Option Period. The period of each option shall be fixed by the Committee, but no option shall be exercisable after the expiration of five years from the date the option is granted.

                  (4) Consideration. Each optionee, as consideration for the grant of an option, shall remain in the continuous employ of the Bank for at least one year from the date of the granting of such option, and no option shall be exercisable until after the completion of such one year period of employment by the optionee.

                  (5) Exercise of Option. An option may be exercised in whole or in part from time to time during the option period (or, if determined by the Committee, in specified installments during the option period) by giving written notice of exercise to the Bank specifying the number of shares to be purchased, such notice to be accompanied by payment in full of the purchase price due either in cash or in shares of Common Stock of the Bank owned by the optionee having a Fair Market Value at the date of exercise equal to such purchase price, or in a combination of the foregoing. No shares shall be issued until full payment therefor has been made. An optionee shall have the rights of a stockholder only with respect to shares of stock for which certificates have been issued to the optionee.

                  (6) Nontransferability of Options. No option granted under the Plan shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and such option shall be exercisable during the optionee's lifetime only by the optionee.

                  (7) Retirement and Termination of Employment Other than by Death or Disability. If an optionee shall terminate employment by reason of retirement or cease to be employed by the Bank for any reason (other than termination of employment by reason of death or Disability) after the optionee shall have been continuously so employed for one year after the granting of the option, the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment with the Bank, but in no event after the date three months next succeeding such cessation of employment, In no event, however, shall any such period extend beyond the Option Period. The Plan does not confer upon any optionee any right with respect to continuation of employment by the Bank.


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                  (8)   Disability of Optionee. If an optionee shall cease to be
                        employed by the Bank by reason of Disability after the optionee shall have been continuously so employed for one year after the granting of the option, the option shall be exercisable only to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment with the Bank, but in no event after the date one year next succeeding such cessation of employment. In no event, however, shall any such period extend beyond the Option Period.

                  (9) Death of Optionee. In the event of the death of the optionee while in the employ of the Bank or within whichever period after Retirement or cessation of employment of the optionee specified in subsection (7) or (8) is applicable, and provided the optionee shall have been continuously so employed for one year after the granting of the option, the option shall be exercisable by the executors, administrators, devisees or distributees of the optionee's estate, as the case may be, at any time following death only to the extent that the optionee would otherwise have been entitled to exercise it if the optionee were then living, but in no event after the date one year next succeeding the optionee's death. In no event, however, shall any such period extend beyond the Option Period. The Bank shall be under no obligation to issue stock thereunder unless the until the Bank is satisfied that the person or persons exercising the option are the duly appointed legal representatives of the deceased optionee's estate or the proper devisees or distributees thereof.

                  (10) Amount of Incentive Stock Option. The aggregate Fair Market Value of the shares of Common Stock of the Bank (determined at the time of grant of each option) with respect to which incentive stock options granted under the Plan and any other plan of the Bank which are exercisable for the first time by an employee during any calendar year shall not exceed $100,000 or such other amount as may be required by the Code.

     6. NUMBER OF SHARES SUBJECT TO PLAN. Shares of stock which may be issued under this Plan shall be authorized and unissued or treasury shares of the Bank's Common Stock. The maximum number of shares of Common Stock which may be issued under the Plan shall be 20,000 shares. The obligation of Bank to deliver shares of its Common Stock upon exercise of the option by any optionee shall be subject to the condition that if at any time the Committee shall determine in its discretion that the consent, registration, qualification or approval of any governmental regulatory body of the option or the shares to be issued pursuant thereto is required, the option may not be exercised in whole or in part until such consent, registration, qualification or approval is obtained.


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     7.   ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK. In the event of changes in the outstanding Common Stock of the Bank by reason of stock dividends, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of shares available under the Plan, and the number, class and the price of shares subject to outstanding options and/or awards shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

     8. AMENDMENT OF THE PLAN. The Board of Directors may amend or suspend the Plan at any time and from time to time. No such amendment of the Plan may, however, increase the maximum number of shares to be offered under options or awards, or change the manner of determining the option price, or change the designation of employees or class of employees eligible to receive options or awards, or permit the transfer or issue of stock before payment therefor in full, or, without the written consent of the optionee or participant, alter or impair any option or award previously granted under the Plan.

     9.   MISCELLANEOUS.

          (a) By accepting any benefits under the Plan, each optionee or participant and each person claiming under or through such optionee or participant shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken or made to be taken or made under the Plan by the Bank, the Board, or the Committee.

          (b) No participant or any person claiming under or through him shall have any right or interest, whether vested or otherwise, in the Plan or in any option or award thereunder, contingent or otherwise, unless and until all of the terms, conditions and provisions of the Plan and the Agreement that affect such participant or such other person shall have been complied with.

     10. TERM OF THE PLAN. The Plan will be effective upon approval by the stockholders, the Idaho Department of Finance and the Federal Deposit Insurance Corporation. The Plan (but not any options theretofore granted under the Plan) shall terminate on, and no options shall be granted after, the Annual Meeting of Shareholders of the Bank in 2003, unless sooner suspended or discontinued by action of the Board of Directors. The expiration of the Plan, however, shall not affect the rights of optionees under the options theretofore granted to them or the rights of participants under awards theretofore granted to them, and all unexpired options and awards shall continue in force and operation after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

                                 PLAN DATED NOVEMBER 19, 1998


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